Exhibit (h)(4)(v)

FORM OF AMENDMENT NO. 4

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 4 to the Amended And Restated Expense Limitation Agreement (“Amendment No. 4”), dated as of May 25, 2007, between AXA Premier VIP Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable”).

The Trust and AXA Equitable agree to modify and amend the Amended and Restated Expense Limitation Agreement (the “Initial Agreement”), dated as of June 1, 2002 and as amended by Amendment No. 1 dated as of August 1, 2003, Amendment No. 2 dated as of December 8, 2005 and Amendment No. 3 dated as of May 1, 2006 (together with the Initial Agreement, the “Expense Limitation Agreement”), between them as follows:

1.	New Portfolios. AXA Equitable and the Trust have determined to add the Multimanager Small Cap Growth Portfolio and the Multimanager Small Cap Value Portfolio (each a “New Portfolio” and collectively, the “New Portfolios”), to the Agreement on the terms and conditions set forth in the Agreement, and at the level of the expense limitation applicable to the New Portfolios as set forth in the attached schedule.

2.	Schedule A. Schedule A to the Agreement, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by the Amendment No. 4 to Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:		By:
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer		Senior Vice President
and Treasurer

AMENDMENT NO. 4

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

Portfolio	Maximum Annual Operating Expense Limit
	Class A	Class B (including amounts payable pursuant to Rule 12b-1)
Multimanager Core Bond Portfolio	0.70%	0.95%
Multimanager Health Care Portfolio	1.60%	1.85%
Multimanager International Equity Portfolio	1.55%	1.80%
Multimanager Large Cap Core Equity Portfolio	1.10%	1.35%
Multimanager Large Cap Growth Portfolio	1.10%	1.35%
Multimanager Large Cap Value Portfolio	1.10%	1.35%
Multimanager Mid Cap Growth Portfolio	1.35%	1.60%
Multimanager Mid Cap Value Portfolio	1.35%	1.60%
Multimanager Small Cap Growth Portfolio	1.30%	1.55%
Multimanager Small Cap Value Portfolio	1.30%	1.55%
Multimanager Technology Portfolio	1.60%	1.85%
AXA Aggressive Allocation Portfolio	0.10%	0.35%
AXA Conservative Allocation Portfolio	0.10%	0.35%
AXA Conservative-Plus Allocation Portfolio	0.10%	0.35%
AXA Moderate Allocation Portfolio	0.10%	0.35%
AXA Moderate-Plus Allocation Portfolio	0.10%	0.35%
Target 2015 Allocation Portfolio	0.35%	0.60%
Target 2025 Allocation Portfolio	0.35%	0.60%
Target 2035 Allocation Portfolio	0.35%	0.60%
Target 2045 Allocation Portfolio	0.35%	0.60%